Exhibit 99.1

National Bank Holdings Corporation Announces

First Quarter 2021 Financial Results

Denver, Colorado - (Globe Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported:

	For the quarter
	1Q21	4Q20	1Q20
Net income ($000's)	$26,812	$27,169	$15,824
Earnings per share - diluted	$0.86	$0.87	$0.50
Return on average tangible assets(1)	1.65%	1.67%	1.12%
Return on average tangible common equity(1)	15.20%	15.55%	9.79%

(1)	Ratios are annualized. See non-GAAP reconciliations starting on page 13.

In announcing these results, Chief Executive Officer Tim Laney shared, “We are off to a solid start in 2021 with quarterly earnings of $0.86 per diluted share, and we delivered an impressive return on average tangible equity of 15.20% on a strong capital base. We continue to generate positive returns through our diverse revenue streams, excellent credit quality and prudent expense management.  Net charge-offs were a record low one basis point annualized of total loans. We continue to build upon our relationship-based banking model with low cost transaction deposit growth of 14.5% annualized, compared to the prior quarter.”

Mr. Laney added, “We are optimistic about our growth potential as we continue to see signs of strong economic recovery in our markets. Our pipeline for new business generation during the second quarter is very encouraging. We tackled the challenges faced during 2020 head-on from a position of strength and continue to be well positioned for growth with a strong common equity tier 1 ratio of 15.23% and sizable liquidity. We are fueled by our clients’ determination to succeed and our associates’ resolve to provide fair and simple solutions that enable them to realize their dreams.”

First Quarter 2021 Results

(All comparisons refer to the fourth quarter of 2020, except as noted)

Net income totaled $26.8 million, or $0.86 per diluted share, compared to $27.2 million, or $0.87 per diluted share. The return on average tangible assets was 1.65%, compared to 1.67%, and the return on average tangible common equity was 15.20%, compared to 15.55% last quarter.

Net Interest Income

Fully taxable equivalent net interest income totaled $46.5 million, a decrease of $3.3 million, largely driven by $2.6 million lower PPP loan fee income from PPP loan forgiveness and two fewer calendar days. As of March 31, 2021, the remaining unamortized PPP loan fees totaled $6.2 million. The fully taxable equivalent net interest margin narrowed 22 basis points to 3.02%. Excess liquidity drove a 32 basis point dilutive impact to this quarter’s margin. The yield on earning assets decreased 27 basis points largely due to the remix of assets into lower-yielding cash balances and lower PPP loan forgiveness activity during the first quarter. Our cost of funds decreased five basis points to 0.28%.

Loans

During the quarter, we continued our careful approach to extending new credit as well as continuing an intense focus on managing credit risk and yield. Total loans ended the quarter at $4.3 billion, decreasing $50.5 million, or 4.7% annualized. Excluding PPP loans, total loans decreased by $92.1 million. First quarter loan originations totaled $294.2 million and included $121.1 million of PPP loan originations. We continue to maintain a granular and well-diversified loan portfolio with self-imposed concentration limits.

Asset Quality and Provision for Loan Losses

The Company released $3.6 million of net provision during the quarter driven by improved outlook in the CECL model’s underlying economic forecast as well as strong asset quality. Included in the quarter was a $1.0 million provision expense for unfunded loan commitment reserves. Annualized net charge-offs totaled only 0.01% of total loans, compared to 0.11% in the prior quarter. Non-performing loans (comprised of non-accrual loans and non-accrual TDRs) improved nine basis points to 0.38% of total loans and non-performing assets improved seven basis points to 0.51% of total loans and OREO. The allowance for credit losses as a percentage of total loans decreased nine basis points to 1.28% at March 31, 2021. Excluding PPP loans, non-performing loans totaled 0.40% of total loans, non-performing assets totaled 0.54% of total loans and OREO, and the allowance for credit losses as a percentage of total loans totaled 1.35% at March 31, 2021.

Deposits

Average transaction deposits (defined as total deposits less time deposits) increased $166.6 million, or 14.5% annualized, and average total deposits increased $125.7 million, or 9.0% annualized, to $5.8 billion for the first quarter 2021. The mix of transaction deposits to total deposits improved 160 basis points to 84.2% at March 31, 2021. The loan to deposit ratio totaled 71.7% at March 31, 2021, compared to 76.7% at December 31, 2020. The cost of transaction deposits decreased one basis point from the prior quarter to 0.14%, and the cost of deposits decreased five basis points from the prior quarter to 0.28%.

Non-Interest Income

Non-interest income totaled $33.4 million during the first quarter of 2021, consistent with the fourth quarter of 2020. Included in other non-interest income for the first quarter were $1.6 million of gains on fixed assets sales from the banking center consolidations. Mortgage banking income decreased $0.8 million during the quarter, and service charges and bank card fees decreased $0.7 million during the quarter due to seasonality and the continued impact of the economic stimulus funds.

Non-Interest Expense

Non-interest expense totaled $49.7 million during the first quarter, representing an increase of $1.2 million. Included in the quarter was $1.3 million of banking center consolidation expense related to the consolidation of seven banking center locations announced in January 2021. The fully taxable equivalent efficiency ratio totaled 61.8% at March 31, 2021, compared to 57.9% at December 31, 2020.

Income tax expense totaled $5.7 million during the first quarter, compared to $6.3 million during the prior quarter. Included in income tax expense was $0.2 million of benefit during the first quarter of 2021 from stock compensation activity. The effective tax rate for the first quarter 2021 was 18.0%, adjusted for stock compensation activity, compared to 19.0% for the full year 2020. The lower rate compared to the statutory rate reflects the continued success of our tax strategies and tax-exempt income.

Capital

Capital ratios continue to be strong and in excess of federal bank regulatory agency “well capitalized” thresholds. The Tier 1 leverage ratio at March 31, 2021 for the consolidated company and NBH Bank was 10.80% and 9.26%, respectively. Shareholders’ equity totaled $832.0 million at March 31, 2021 and increased $11.3 million from the prior quarter due to higher retained earnings, partially offset by lower accumulated other comprehensive income.

Common book value per share increased $0.30 to $27.09 at March 31, 2021. The quarter’s earnings, net of dividends paid and lower accumulated other comprehensive income, increased the tangible common book value per share by $0.32 to $23.41 at March 31, 2021. Excluding accumulated other comprehensive income, the tangible book value per share increased $0.63 to $23.40 at March 31, 2021.

Recent Events

The COVID-19 pandemic has caused substantial disruption to the communities we serve and has changed the way we live and work.  We continue to remain committed to ensuring our associates, clients and communities are receiving the support they need during these challenging times. Our banking centers remain operational through our drive-thru services and on an appointment-only basis in the lobbies. We have continued to leverage our digital banking platform with our clients. Our teams have been working diligently to support our clients who are experiencing financial hardship due to COVID-19 through participation in the SBA’s Paycheck Protection Program, including assistance with PPP loan forgiveness applications, and loan modifications, as needed. While vaccination rates are improving, the length of time that the government-mandated measures must remain in place to address COVID-19 is unknown. The pandemic has had a significantly negative impact to the U.S. labor market, consumer spending and business operations, and it is not clear when government-mandated measures will be removed.

Year-Over-Year Review

(All comparisons refer to the first quarter 2020, except as noted)

Net income totaled $26.8 million, or $0.86 per diluted share, an increase of $11.0 million, or 69.4%. The return on average tangible assets was 1.65%, compared to 1.12%, and the return on average tangible common equity was 15.20%, compared to 9.79%.

Fully taxable equivalent net interest income totaled $46.5 million, decreasing $5.1 million, or 9.9%, as a result of monetary policy actions by the Federal Reserve during 2020. Average earning assets increased $879.5 million, or 16.4%, primarily driven by increases in average interest bearing cash balances of $616.3 million and increases in investments of $291.9 million. The fully taxable equivalent net interest margin narrowed 85 basis points to 3.02% due to lower earning asset yields. The yield on earning assets decreased 122 basis points, led by a 46 basis point decrease in the originated loan portfolio yields and the remix of assets into lower-yielding cash balances. The cost of deposits decreased 35 basis points to 0.28%.

Loans outstanding totaled $4.3 billion, decreasing $202.5 million, or 4.5%, due to payoffs that were partially offset by PPP loans of $217.7 million. New loan originations over the trailing 12 months totaled $1.2 billion, led by commercial loan originations of $813.3 million including PPP loan originations of $480.1 million.

Average non-interest bearing demand deposits increased $1.0 billion, or 90.4%. Average transaction deposits increased $1.2 billion, or 32.4%, and average total deposits increased $1.1 billion, or 23.2%, to $5.8 billion for the first quarter of 2021. Spot transaction deposits increased $1.4 billion to $5.1 billion at March 31, 2021, improving the mix of transaction deposits to total deposits by 640 basis points to 84.2% at March 31, 2021. The mix of non-interest bearing demand deposits to total deposits improved to 38.3% from 24.3% at March 31, 2020.

The Company recorded $3.6 million of net provision release during the first quarter of 2021, compared to $6.2 million of provision expense during the same period in 2020. First quarter 2021’s provision release was driven by strong asset quality and an improved outlook in the CECL model’s underlying economic forecast. Included in the first quarter of 2021 was $1.0 million of provision expense for unfunded loan commitment reserves. Net charge-offs on loans totaled 0.01% of total loans, compared to 0.03% during the first quarter of 2020. Non-performing loans to total loans improved nine basis points to 0.38%, compared to 0.47% at March 31, 2020. The allowance for credit losses totaled 1.28% of total loans, compared to 1.13% at March 31, 2020.

Non-interest income totaled $33.4 million, representing an increase of $9.9 million, or 41.8%, driven by an increase in mortgage banking income and gains on fixed assets sales. Service charges and bank card fees decreased a combined $0.1 million and continue to be impacted by economic stimulus funds and changes in consumer behavior due to COVID-19.

Non-interest expense totaled $49.7 million, representing an increase of $1.0 million, or 2.0%, due to $1.3 million of banking center consolidation-related expense. Salaries and benefits increased $0.3 million due to higher mortgage banking performance-related compensation. Occupancy and equipment decreased $0.3 million largely due to efficiencies gained from the completion of the previously announced banking center consolidations, and problem asset workout expense decreased $0.2 million.

Income tax expense totaled $5.7 million, an increase of $2.5 million from the first quarter last year, driven by the increase in pre-tax income.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, April 23, 2021. Interested parties may listen to this call by dialing (877) 272-6762 / (615) 800-6832 (International) using the Conference ID of 9588935 and asking for the NBHC First Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately four hours after the call’s completion through May 6, 2021, by dialing (855) 859-2056 (United States) / (404) 537-3406 (International) using the Conference ID of 9588935. The earnings release and an on-line replay of the call will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “tangible common equity,” “return on average tangible common equity,” “tangible common book value per share,” “tangible common book value, excluding accumulated other comprehensive loss, net of tax,” “tangible common book value per share, excluding accumulated other comprehensive loss, net of tax,” “tangible common equity to tangible assets,” and “fully taxable equivalent” metrics, are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to stakeholder results. Through its bank subsidiary, NBH Bank, National Bank Holdings Corporation operates a network of 89 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Texas, Utah and New Mexico. Its comprehensive residential mortgage banking group primarily serves the bank’s core footprint. NBH Bank operates under the following brand names: Community Banks of Colorado and Community Banks Mortgage, a division of NBH Bank, in Colorado, Bank Midwest and Bank Midwest Mortgage in Kansas and Missouri, and Hillcrest Bank and Hillcrest Bank Mortgage in Texas, Utah and New Mexico. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: cobnks.com, bankmw.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following factors: ability to execute our business strategy; business and economic conditions; effects of any potential government shutdowns; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in the economy or supply-demand imbalances affecting local real estate values; changes in consumer spending, borrowings and savings habits; with respect to our mortgage business, the inability to negotiate fees with investors for the purchase or our loans or our obligation to indemnify purchasers or repurchase related loans; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions, consolidations and other expansion opportunities; the Company's ability to realize anticipated benefits from enhancements or updates to its core operating systems from time to time without significant change in client service or risk to the Company's control environment; the Company's dependence on information technology and telecommunications systems of third party service providers and the risk of systems failures, interruptions or breaches of security; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract, hire and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future credit reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, pandemics, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; adverse effects due to the novel Coronavirus Disease 2019 (COVID-19) on the Company and its clients, counterparties, employees, and third-party service providers, and the adverse impacts on our business, financial position, results of operations, and prospects; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Aldis Birkans, Chief Financial Officer, (720) 554-6640, ir@nationalbankholdings.com

Media: Jody Soper, Chief Marketing Officer, (303) 784-5925, Jody.Soper@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Total interest and dividend income	$49,213	$53,288	$58,668
Total interest expense	3,992	4,732	8,321
Net interest income	45,221	48,556	50,347
Taxable equivalent adjustment	1,268	1,260	1,268
Net interest income FTE(1)	46,489	49,816	51,615
Provision for loan losses	(3,575)	—	6,159
Net interest income after provision for loan losses FTE(1)	50,064	49,816	45,456
Non-interest income:
Service charges	3,474	4,000	4,126
Bank card fees	4,073	4,240	3,513
Mortgage banking income	22,379	23,138	13,673
Other non-interest income	3,400	1,695	2,192
OREO-related income	35	284	28
Total non-interest income	33,361	33,357	23,532
Non-interest expense:
Salaries and benefits	33,523	32,919	33,180
Occupancy and equipment	6,550	6,619	6,898
Professional fees	742	864	609
Other non-interest expense	6,853	6,725	7,001
Problem asset workout	438	807	648
(Gain) loss on sale of OREO, net	(29)	(13)	39
Core deposit intangible asset amortization	296	296	296
Banking center consolidation-related expense	1,295	208	—
Total non-interest expense	49,668	48,425	48,671

Income before income taxes FTE(1)	33,757	34,748	20,317
Taxable equivalent adjustment	1,268	1,260	1,268
Income before income taxes	32,489	33,488	19,049
Income tax expense	5,677	6,319	3,225
Net income	$26,812	$27,169	$15,824
Earnings per share - basic	$0.87	$0.88	$0.51
Earnings per share - diluted	0.86	0.87	0.50

(1)

Net interest income is presented on a GAAP basis and fully taxable equivalent (FTE) basis, as the Company believes this non-GAAP measure is the preferred industry measurement for this item. The FTE adjustment is for the tax benefit on certain tax exempt loans using the federal tax rate of 21% for each period presented.

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	March 31, 2021	December 31, 2020	March 31, 2020
ASSETS
Cash and cash equivalents	$822,518	$605,565	$133,926
Investment securities available-for-sale	666,915	661,955	629,396
Investment securities held-to-maturity	520,823	376,615	192,902
Non-marketable securities	15,493	16,493	29,948
Loans	4,303,246	4,353,726	4,505,735
Allowance for credit losses	(55,057)	(59,777)	(50,956)
Loans, net	4,248,189	4,293,949	4,454,779
Loans held for sale	228,888	247,813	127,439
Other real estate owned	5,669	4,730	7,051
Premises and equipment, net	101,830	106,982	112,393
Goodwill	115,027	115,027	115,027
Intangible assets, net	20,205	17,928	10,489
Other assets	203,944	212,893	214,980
Total assets	$6,949,501	$6,659,950	$6,028,330
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$2,295,704	$2,111,045	$1,150,437
Interest bearing demand deposits	557,850	514,286	846,824
Savings and money market	2,199,420	2,064,769	1,693,614
Total transaction deposits	5,052,974	4,690,100	3,690,875
Time deposits	948,676	986,132	1,050,981
Total deposits	6,001,650	5,676,232	4,741,856
Securities sold under agreements to repurchase	19,405	22,897	23,703
Federal Home Loan Bank advances	—	—	341,506
Other liabilities	96,456	140,130	157,811
Total liabilities	6,117,511	5,839,259	5,264,876
Shareholders' equity:
Common stock	515	515	515
Additional paid in capital	1,010,798	1,011,362	1,009,478
Retained earnings	243,446	223,175	168,984
Treasury stock	(423,254)	(424,127)	(427,890)
Accumulated other comprehensive income, net of tax	485	9,766	12,367
Total shareholders' equity	831,990	820,691	763,454
Total liabilities and shareholders' equity	$6,949,501	$6,659,950	$6,028,330
SHARE DATA
Average basic shares outstanding	30,828,262	30,784,896	31,157,476
Average diluted shares outstanding	31,143,322	31,032,648	31,361,296
Ending shares outstanding	30,715,790	30,634,291	30,483,361
Common book value per share	$27.09	$26.79	$25.04
Tangible common book value per share(1) (non-GAAP)	23.41	23.09	21.27
Tangible common book value per share, excluding accumulated other comprehensive income(1) (non-GAAP)	23.40	22.77	20.87
CAPITAL RATIOS
Average equity to average assets	12.36%	12.27%	13.21%
Tangible common equity to tangible assets(1)	10.52%	10.80%	10.97%
Tier 1 leverage ratio	10.80%	10.70%	11.05%
Common equity tier 1 risk-based capital ratio	15.23%	14.70%	12.87%
Tier 1 risk-based capital ratio	15.23%	14.70%	12.87%
Total risk-based capital ratio	16.30%	15.83%	13.82%

(1)	Represents a non-GAAP financial measure. See non-GAAP reconciliations starting on page 13.

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio

(Dollars in thousands)

Period End Loan Balances by Type

			March 31, 2021		March 31, 2021
			vs. December 31, 2020		vs. March 31, 2020
	March 31, 2021	December 31, 2020	% Change	March 31, 2020	% Change
Originated:
Commercial:
Commercial and industrial	$1,177,764	$1,248,530	(5.7)%	$1,409,040	(16.4)%
Municipal and non-profit	850,663	870,410	(2.3)%	876,178	(2.9)%
Owner-occupied commercial real estate	476,625	464,417	2.6%	446,145	6.8%
Food and agribusiness	178,419	205,189	(13.0)%	235,389	(24.2)%
PPP loans(1)	217,697	176,106	23.6%	—	100.0%
Total commercial	2,901,168	2,964,652	(2.1)%	2,966,752	(2.2)%
Commercial real estate non-owner occupied	553,184	542,642	1.9%	536,637	3.1%
Residential real estate	604,001	581,555	3.9%	656,924	(8.1)%
Consumer	17,671	18,581	(4.9)%	20,960	(15.7)%
Total originated	4,076,024	4,107,430	(0.8)%	4,181,273	(2.5)%

Acquired:
Commercial:
Commercial and industrial	20,405	22,102	(7.7)%	29,510	(30.9)%
Municipal and non-profit	370	381	(2.9)%	906	(59.2)%
Owner-occupied commercial real estate	50,607	51,821	(2.3)%	69,769	(27.5)%
Food and agribusiness	4,129	5,108	(19.2)%	7,159	(42.3)%
Total commercial	75,511	79,412	(4.9)%	107,344	(29.7)%
Commercial real estate non-owner occupied	81,176	89,354	(9.2)%	107,090	(24.2)%
Residential real estate	70,141	77,105	(9.0)%	109,400	(35.9)%
Consumer	394	425	(7.3)%	628	(37.3)%
Total acquired	227,222	246,296	(7.7)%	324,462	(30.0)%
Total loans	$4,303,246	$4,353,726	(1.2)%	$4,505,735	(4.5)%

(1)	PPP loan balances are net of fees and costs and include principal totaling $223,867 and $179,531 as of March 31, 2021 and December 31, 2020, respectively.

Originations(1)

	First quarter	Fourth quarter	Third quarter	Second quarter	First quarter
	2021	2020	2020	2020	2020
Commercial:
Commercial and industrial	$23,390	$96,625	$11,354	$(8,726)	$118,999
Municipal and non-profit	7,999	25,348	6,083	49,679	13,968
Owner occupied commercial real estate	27,093	36,085	23,758	22,078	37,372
Food and agribusiness	(10,104)	19,191	13,876	(10,480)	(6,787)
PPP loans	121,141	—	122	358,798	—
Total commercial	169,519	177,249	55,193	411,349	163,552
Commercial real estate non-owner occupied	49,195	52,018	24,937	18,992	80,792
Residential real estate	74,145	41,355	49,786	29,024	46,273
Consumer	1,353	1,858	2,980	2,206	2,320
Total	$294,212	$272,480	$132,896	$461,571	$292,937

(1)

Originations are defined as closed end funded loans and net fundings under revolving lines of credit. Net funding under revolving lines of credit were ($26,395), $50,982, ($27,899), ($55,826) and $48,789 as of the first quarter 2021, fourth quarter 2020, third quarter 2020, second quarter 2020 and first quarter 2020, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the three months ended			For the three months ended			For the three months ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average		Average	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest earning assets:
Originated loans FTE(1)(2)	$4,004,994	$39,560	4.01%	$4,129,155	$43,200	4.16%	$4,043,168	$44,980	4.47%
Acquired loans	238,468	5,128	8.72%	259,233	5,715	8.77%	343,608	8,879	10.39%
Loans held for sale	231,521	1,517	2.66%	248,326	1,699	2.72%	102,935	936	3.66%
Investment securities available-for-sale	686,731	2,485	1.45%	574,642	2,177	1.52%	626,921	3,395	2.17%
Investment securities held-to-maturity	421,119	1,416	1.34%	369,812	1,410	1.53%	189,062	1,235	2.61%
Other securities	15,818	210	5.31%	18,195	212	4.66%	29,753	414	5.57%
Interest earning deposits and securities purchased under agreements to resell	639,273	165	0.10%	509,150	135	0.11%	22,957	97	1.70%
Total interest earning assets FTE(2)	$6,237,924	$50,481	3.28%	$6,108,513	$54,548	3.55%	$5,358,404	$59,936	4.50%
Cash and due from banks	$81,253			$73,768			$74,784
Other assets	495,222			514,053			474,470
Allowance for credit losses	(58,915)			(60,844)			(44,807)
Total assets	$6,755,484			$6,635,490			$5,862,851
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$2,645,487	$1,652	0.25%	$2,746,597	$1,776	0.26%	$2,497,129	$2,888	0.47%
Time deposits	967,447	2,335	0.98%	1,008,297	2,949	1.16%	1,056,692	4,438	1.69%
Securities sold under agreements to repurchase	21,377	5	0.09%	23,410	7	0.12%	44,898	97	0.87%
Federal Home Loan Bank advances	—	—	0.00%	—	—	0.00%	219,353	898	1.65%
Total interest bearing liabilities	$3,634,311	$3,992	0.45%	$3,778,304	$4,732	0.50%	$3,818,072	$8,321	0.88%
Demand deposits	$2,165,868			$1,898,171			$1,137,273
Other liabilities	120,607			144,532			133,126
Total liabilities	5,920,786			5,821,007			5,088,471
Shareholders' equity	834,698			814,483			774,380
Total liabilities and shareholders' equity	$6,755,484			$6,635,490			$5,862,851
Net interest income FTE(2)		$46,489			$49,816			$51,615
Interest rate spread FTE(2)			2.83%			3.05%			3.62%
Net interest earning assets	$2,603,613			$2,330,209			$1,540,332
Net interest margin FTE(2)			3.02%			3.24%			3.87%
Average transaction deposits	$4,811,355			$4,644,768			$3,634,402
Average total deposits	5,778,802			5,653,065			4,691,094
Ratio of average interest earning assets to average interest bearing liabilities	171.64%			161.67%			140.34%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Presented on a fully taxable equivalent basis using the statutory tax rate of 21%. The tax equivalent adjustments included above are $1,268, $1,260 and $1,268 for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Allowance for Credit Losses and Asset Quality

(Dollars in thousands)

Allowance for Credit Losses Analysis

	As of and for the three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
Beginning allowance for credit losses	$59,777	$60,979	$39,064
Cumulative effect adjustment(1)	—	—	5,836
Charge-offs	(302)	(1,259)	(497)
Recoveries	182	57	144
Provision	(4,600)	—	6,409
Ending allowance for credit losses ("ACL")	$55,057	$59,777	$50,956
Ratio of annualized net charge-offs to average total loans during the period	0.01%	0.11%	0.03%
Ratio of annualized net charge-offs to average total loans excluding PPP loans during the period	0.01%	0.11%	0.03%
Ratio of ACL to total loans outstanding at period end	1.28%	1.37%	1.13%
Ratio of ACL to total loans outstanding excluding PPP loans at period end	1.35%	1.43%	1.13%
Ratio of ACL to total non-performing loans at period end	336.25%	293.21%	238.93%
Total loans	$4,303,246	$4,353,726	$4,505,735
Average total loans during the period	4,277,481	4,431,694	4,412,320
Average total loans excluding PPP loans during the period	4,098,898	4,160,520	4,412,320
Total non-performing loans	16,374	20,387	21,327

(1)	Related to the adoption of Accounting Standards Update No. 2016-13, Measurement of Credit Losses on Financial Instruments.

Past Due and Non-accrual Loans

	March 31, 2021	December 31, 2020	March 31, 2020
Loans 30-89 days past due and still accruing interest	$1,867	$968	$10,693
Loans 90 days past due and still accruing interest	1,021	162	1,364
Non-accrual loans	16,374	20,387	21,327
Total past due and non-accrual loans	$19,262	$21,517	$33,384
Total 90 days past due and still accruing interest and non-accrual loans to total loans	0.40%	0.47%	0.50%

Asset Quality Data

	March 31, 2021	December 31, 2020	March 31, 2020
Non-performing loans	$16,374	$20,387	$21,327
OREO	5,669	4,730	7,051
Other repossessed assets	17	17	—
Total non-performing assets	$22,060	$25,134	$28,378
Accruing restructured loans	$13,822	$13,945	$10,285
Total non-performing loans to total loans	0.38%	0.47%	0.47%
Total non-performing loans to total loans excluding PPP loans	0.40%	0.49%	0.47%
Total non-performing assets to total loans and OREO	0.51%	0.58%	0.63%
Total non-performing assets to total loans and OREO excluding PPP loans	0.54%	0.60%	0.63%

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Key Ratios(1)
Return on average assets	1.61%	1.63%	1.09%
Return on average tangible assets(2)	1.65%	1.67%	1.12%
Return on average equity	13.03%	13.27%	8.22%
Return on average tangible common equity(2)	15.20%	15.55%	9.79%
Loan to deposit ratio (end of period)	71.70%	76.70%	95.02%
Non-interest bearing deposits to total deposits (end of period)	38.25%	37.19%	24.26%
Net interest margin(4)	2.94%	3.16%	3.78%
Net interest margin FTE(2)(4)	3.02%	3.24%	3.87%
Interest rate spread FTE(2)(5)	2.83%	3.05%	3.62%
Yield on earning assets(3)	3.20%	3.47%	4.40%
Yield on earning assets FTE(2)(3)	3.28%	3.55%	4.50%
Cost of interest bearing liabilities(3)	0.45%	0.50%	0.88%
Cost of deposits	0.28%	0.33%	0.63%
Non-interest income to total revenue FTE(2)	41.78%	40.11%	31.31%
Non-interest expense to average assets	2.98%	2.90%	3.34%
Efficiency ratio	62.83%	58.76%	65.48%
Efficiency ratio FTE(2)	61.83%	57.87%	64.37%

Total Loans Asset Quality Data(6)(7)(8)
Non-performing loans to total loans	0.38%	0.47%	0.47%
Non-performing loans to total loans excluding PPP loans	0.40%	0.49%	0.47%
Non-performing assets to total loans and OREO	0.51%	0.58%	0.63%
Non-performing assets to total loans and OREO excluding PPP loans	0.54%	0.60%	0.63%
Allowance for credit losses to total loans	1.28%	1.37%	1.13%
Allowance for credit losses to total loans excluding PPP loans	1.35%	1.43%	1.13%
Allowance for credit losses to non-performing loans	336.25%	293.21%	238.93%
Net charge-offs to average loans(1)	0.01%	0.11%	0.03%

(1)	Quarter-to-date ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations starting on page 13.
(3)	Interest earning assets include assets that earn interest/accretion or dividends. Any market value adjustments on investment securities or loans are excluded from interest earning assets.
(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	Non-performing loans consist of non-accruing loans and restructured loans on non-accrual.
(7)	Non-performing assets include non-performing loans and other real estate owned.
(8)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Dollars in thousands, except share and per share data)

Tangible Common Book Value Ratios

	March 31, 2021	December 31, 2020	March 31, 2020
Total shareholders' equity	$831,990	$820,691	$763,454
Less: goodwill and core deposit intangible assets, net	(122,280)	(122,575)	(123,462)
Add: deferred tax liability related to goodwill	9,384	9,155	8,469
Tangible common equity (non-GAAP)	$719,094	$707,271	$648,461

Total assets	$6,949,501	$6,659,950	$6,028,330
Less: goodwill and core deposit intangible assets, net	(122,280)	(122,575)	(123,462)
Add: deferred tax liability related to goodwill	9,384	9,155	8,469
Tangible assets (non-GAAP)	$6,836,605	$6,546,530	$5,913,337

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	11.97%	12.32%	12.66%
Less: impact of goodwill and core deposit intangible assets, net	(1.45)%	(1.52)%	(1.69)%
Tangible common equity to tangible assets (non-GAAP)	10.52%	10.80%	10.97%

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$719,094	$707,271	$648,461
Divided by: ending shares outstanding	30,715,790	30,634,291	30,483,361
Tangible common book value per share (non-GAAP)	$23.41	$23.09	$21.27

Tangible common book value per share, excluding accumulated other comprehensive income calculations:
Tangible common equity (non-GAAP)	$719,094	$707,271	$648,461
Accumulated other comprehensive income, net of tax	(485)	(9,766)	(12,367)
Tangible common book value, excluding accumulated other comprehensive income, net of tax (non-GAAP)	718,609	697,505	636,094
Divided by: ending shares outstanding	30,715,790	30,634,291	30,483,361
Tangible common book value per share, excluding accumulated other comprehensive income, net of tax (non-GAAP)	$23.40	$22.77	$20.87

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands, except share and per share data)

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net income	$26,812	$27,169	$15,824
Add: impact of core deposit intangible amortization expense, after tax	228	228	225
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$27,040	$27,397	$16,049

Average assets	$6,755,484	$6,635,490	$5,862,851
Less: average goodwill and core deposit intangible asset, net of deferred tax liability related to goodwill	(113,074)	(113,594)	(115,156)
Average tangible assets (non-GAAP)	$6,642,410	$6,521,896	$5,747,695

Average shareholders' equity	$834,698	$814,483	$774,380
Less: average goodwill and core deposit intangible asset, net of deferred tax liability related to goodwill	(113,074)	(113,594)	(115,156)
Average tangible common equity (non-GAAP)	$721,624	$700,889	$659,224

Return on average assets	1.61%	1.63%	1.09%
Return on average tangible assets (non-GAAP)	1.65%	1.67%	1.12%
Return on average equity	13.03%	13.27%	8.22%
Return on average tangible common equity (non-GAAP)	15.20%	15.55%	9.79%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Interest income	$49,213	$53,288	$58,668
Add: impact of taxable equivalent adjustment	1,268	1,260	1,268
Interest income FTE (non-GAAP)	$50,481	$54,548	$59,936

Net interest income	$45,221	$48,556	$50,347
Add: impact of taxable equivalent adjustment	1,268	1,260	1,268
Net interest income FTE (non-GAAP)	$46,489	$49,816	$51,615

Average earning assets	$6,237,924	$6,108,513	$5,358,404
Yield on earning assets	3.20%	3.47%	4.40%
Yield on earning assets FTE (non-GAAP)	3.28%	3.55%	4.50%
Net interest margin	2.94%	3.16%	3.78%
Net interest margin FTE (non-GAAP)	3.02%	3.24%	3.87%

Efficiency Ratio

	As of and for the three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net interest income	$45,221	$48,556	$50,347
Add: impact of taxable equivalent adjustment	1,268	1,260	1,268
Net interest income, FTE (non-GAAP)	$46,489	$49,816	$51,615

Non-interest income	$33,361	$33,357	$23,532

Non-interest expense	$49,668	$48,425	$48,671
Less: core deposit intangible asset amortization	(296)	(296)	(296)
Non-interest expense, adjusted for core deposit intangible asset amortization	$49,372	$48,129	$48,375

Efficiency ratio	62.83%	58.76%	65.48%
Efficiency ratio FTE (non-GAAP)	61.83%	57.87%	64.37%